Exhibit 99.1

Theravance Announces Pricing of Convertible Subordinated

Notes Offering

SOUTH SAN FRANCISCO, CA/January 17, 2008 – Theravance, Inc. (NASDAQ: THRX), a biopharmaceutical company with a pipeline of internally discovered product candidates, today announced that it has entered into an agreement to sell $150.0 million aggregate principal amount of unsecured 3% convertible subordinated notes due 2015 in an underwritten registered public offering. In addition, Theravance has granted the underwriters a 30-day option to purchase on the same terms and conditions up to an additional $22.5 million aggregate principal amount of notes to cover over-allotments. The Company intends to use the net proceeds from the offering for general corporate purposes.

The notes are convertible into shares of the Company’s common stock at an initial conversion rate of 38.6548 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances, which represents an initial conversion price of approximately $25.87 per share. This represents an approximately 30% premium to the last reported sales price of Theravance’s common stock on the Nasdaq Global Market on January 16, 2008.

Merrill Lynch & Co. and Goldman, Sachs & Co. are acting as joint book-running managers of the public offering.

A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from Merrill Lynch’s prospectus department at 4 World Financial Center, New York, NY 10080 or from Goldman Sachs’ prospectus department at 85 Broad Street, New York, NY 10004.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include those described in Theravance’s registration statement on Form S-3 filed with the Securities and Exchange Commission on January 15, 2008, as well as the periodic reports filed with the Commission. Theravance does not assume any obligation to update the forward-looking information contained in this press release.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

Contact Information:

Theravance, Inc.
Allison Parker
Director, Investor Relations
650-808-4100
investor.relations@theravance.com